Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 12, 2014 with respect to the consolidated financial statements of Ardmore Shipping Corporation, included in this Registration Statement (Form F-1) and related Prospectus of Ardmore Shipping Corporation for the registration of shares of its common stock.

/s/ Ernst & Young

Ernst & Young

Dublin, Ireland

February 12, 2014